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                                                                   Exhibit 10.17


                           CALIFORNIA MICROWAVE, INC.

                               SEVERANCE AGREEMENT


THIS SEVERANCE AGREEMENT is entered into as of May 18, 1998 (the "Effective Date"), between CALIFORNIA MICROWAVE, INC., a Delaware corporation ("CMI") and Donna Birks (the "Employee").

                                     RECITAL

The Employee serves as CMI's Executive Vice President and Chief Financial Officer. CMI and the Employee desire to set forth the terms of the Employee's severance compensation if the Employee's employment is ended as a result of a Change in Control. If a Change in Control occurs, the Employee and other key employees may be more vulnerable to dismissal or other negative consequences without regard to the quality of their past or prospective service. The Board of Directors (the "Board") believes that it is in the best interest of CMI and its stockholders to ensure fair treatment to CMI's key employees and to reduce the adverse effects upon their performance that may be caused by an acquisition or change in control.

The parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms will have the meanings set forth below.

     1.1 A "Change in Control" will occur if (a) any person, as that term is used in Section 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the 'Exchange Act.), other than CMI, is or becomes the beneficial owner, as defined in Rule 13(d)(3) under the Exchange Act, directly or indirectly (including by holding securities which are exercisable for or convertible into shares of capital stock of CMI), of 30 percent or more of the combined voting power of the outstanding shares of capital stock of CMI entitled to vote generally in the election of directors (calculated as provided in Rule 13(d) under the Exchange Act in the case of rights to acquire capital stock), whether by means of a tender offer or exchange offer or open-market purchases or a combination thereof; (b) a Transaction is consummated; (c) Continuing Directors cease to constitute at least a majority of the
          Board: or (d)

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          a majority of the CMI's Outside Directors determine that a Change in
          Control has occurred.

     1.2 "Continuing Directors" shall mean the directors of CMI in office on January 1, 1998 and any successor to any such director whose nomination or selection was approved by a majority of the Continuing Directors in office at the time of the director's nomination or selection and who is not an "affiliate" or "associate" (as defined in Regulation 12B under the Securities Exchange Act of 1934, as amended) of any person who is the beneficial owner, directly or indirectly, of securities representing ten percent (10%) or more of the combined voting power of CMI's outstanding securities then entitled ordinarily to vote for the election of directors.

     1.3 "Disability" means that the Employee has met the qualifications for CMI's long-term disability benefit.

     1.4  "Good Reason" includes any of the following:

          (a) the assignment to the Employee of duties inconsistent with, or a substantial alteration in the nature or status of, the Employee's responsibilities immediately before a Change in Control;

          (b) a reduction in the Employee's salary or other benefits as in effect on the date of a Change in Control;

          (c) the Employee's relocation to a work site requiring an increase in one-way commute from Employee's residence of more than thirty-five (35) miles; or

          (d) a breach by CMI of this Agreement if the breach has not been cured within 30 days after written notice by the Employee to CMI setting forth with specificity the nature of the breach.

     1.5 "Outside Director" is a member of CMI's Board of Directors who is not, and who during the past six months was not, an employee or officer of CMI.

     1.6 "Termination for Cause" is termination of the Employee's employment as a result of (a) the Employee's willful misconduct or

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          the Employee's dishonesty towards, fraud upon, crime against or deliberate or attempted injury or bad faith action with respect to CMI; or (b) the Employee's conviction for a felony (whether in connection with CMI's affairs or otherwise).

     1.7 "Termination Upon a Change in Control" is (a) termination by the Employee of his employment for Good Reason within one year after the occurrence of a Change in Control; or (b) declination by the Employee of an offer of employment from the buyer or the newly created entity for Good Reason at the time of a Change in Control if the Employee would not have been permitted to remain in his/her existing position following such declination; or (c) termination by CMI, the buyer or the newly created entity of the Employee's employment within one year after the occurrence of a Change in Control other than a Termination for Cause or a termination resulting from the Employee's death or Disability. The one-year period provided for herein shall be six months in the event a Change in Control arises out of a Transaction defined in Section 1.8 (c) hereof.

     1.8 "Transaction" is (a) a consolidation or merger of CMI if the shareholders of CMI immediately before the merger or consolidation do not immediately after the merger or consolidation own equity securities of the surviving or acquiring corporation or a parent party possessing 50% or more of the voting power of the surviving or acquiring corporation or parent party; (b) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of 50 % or more of the assets of CMI; or (c) the sale or other disposition of business units within any 12-month period that contributed for that 12-month period more than 45% of CMI's revenues. The Transaction requirements defined in parts (b) and (c) above shall specifically exclude the sales of the Satellite Transmission Systems and Microwave Networks divisions and their associated assets, and the designated percentage thresholds (50% and 45%, respectively) shall be calculated without including these two divisions' assets or revenues in the base.

2. Term. If no Change in Control has occurred, this Agreement will expire on December 17, 2000. If a Change in Control occurs prior to December 17, 2000, this Agreement will continue in effect, and will not terminate, until either the Employee has received the severance compensation provided for below or has ceased to be eligible for such compensation by reason of there not having been a Termination Upon a Change in Control.

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3.   Termination Upon a Change in Control. If a Termination Upon a Change in
     Control occurs, the Employee will immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), any benefits then due under any plans of CMI in which the Employee is a participant, accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties, all to the date of termination ("Accrued Compensation"). The Employee will also be entitled to the greater of i) the severance compensation described in Section 4 or ii) any severance benefit to which the Employee is entitled based on her offer letter of December 12, 1997.

4. Severance Compensation. If a Termination Upon a Change in Control occurs, CMI shall pay monthly severance compensation to the Employee for a period ending 24 months after termination in an aggregate amount determined by adding (a) the Employee's monthly base salary at the time of termination,
     (b) a proportionate amount of the Employee's targeted bonus, determined by multiplying the Employee's targeted bonus by the number of complete months from the start of the then current fiscal year to the Employee's termination date and dividing the product by 144, and (c) an amount equal to the monthly `Perk Pot' benefit to which the Employee is entitled as an officer of the company at the time of termination, and (d) the amount of $2400.00 in lieu of other employee benefits (including health benefits) the Employee was receiving from CMI. If the Employee becomes employed prior to the expiration of the aforesaid 24 month period, the payments provided for in this Section 4 shall cease as of the date of such employment; Employee agrees to promptly notify CMI of any such employment and to reimburse CMI for any payments made by CMI hereunder that cover any period during which the Employee was employed. The severance compensation described herein will be provided only in lieu of any severance benefit to which the Employee is entitled in Employee's offer letter of December 12, 1997.

5. Acceleration of Options. If a Termination Upon a Change in Control occurs, all stock options and restricted stock held by the Employee immediately before the termination will become fully vested and the stock options will be exercisable for the periods specified with respect to termination of employment in the plans covering the options.

6. Other Benefits. Neither this Agreement nor the severance compensation that it provides for will reduce any amounts otherwise payable, or in any way diminish the Employee's rights as an employee of CMI, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus or stock purchase plan or under any employment agreement or other plan or arrangement, provided, however, that the rights granted to the Employee and the obligations assumed by CMI under this Agreement will be in lieu of, and not in addition to, any severance or other termination payments to which the Employee may be entitled under any employment agreement or other plan or arrangement that the Employee may now or hereafter have with CMI.

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7.   Employment Status. This Agreement does not constitute a contract of employment. It does not impose on CMI any obligation to retain the Employee as an employee, to change the status of the Employee's employment or to change CMI's policies regarding termination of employment.

8.   Miscellaneous.

     a. Severability. If a court or other body of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, that provision will be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of the Agreement will be deemed valid and enforceable to the fullest extent possible.

     b. Withholding. Compensation and benefits to the Employee under this Agreement will be reduced by all federal, state, local and other withholdings or similar taxes as required by applicable law.

     c. Arbitration. The parties will submit all controversies, claims and matters of difference in any way related to this Agreement, its performance or breach, to arbitration in San Francisco, California, according to the rules and practices of the American Arbitration Association from time to time in effect. Any awards in such arbitration shall be final and binding on all parties. The arbitrators shall allocate the costs of the arbitration in such manner as they deem equitable. The arbitrators may require the reimbursement of all or a portion of the reasonable legal fees incurred by the prevailing party in the arbitration proceeding and any legal proceedings which are taken to enforce the arbitral award.

     d. Entire Agreement: Modifications. This Agreement sets forth the entire Agreement between the parties and supersedes any and all prior agreements or understandings, written or oral, between the parties pertaining to the subject matter of this Agreement with the express limitation that the provisions of the offer letter sent to employee on December 12, 1997 remain in force and effect except as specified in Paragraphs 3 and 4 above. It may be amended, modified, superseded or canceled, or its terms waived, only by a written instrument executed by each party or, in the case of a waiver, by the party waiving compliance. Failure of a party at any time to require performance of any provision of this Agreement will not affect the right at a later time to enforce the same. No waiver of a breach of this Agreement, whether by conduct or otherwise, in any one or more instances will be construed as a further or continuing waiver of the breach or of any other term of this Agreement. This Agreement shall inure to the benefit of and be binding upon

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          the successors and assigns of the parties hereto.

     e. Confidential Information. The Employee agrees not to disclose, either while in the Company's employ or at any time thereafter, to any person not employed by CMI any confidential information obtained while in the employ of CMI (including, without limitation, any of CMI's inventions, processes, methods of distribution, customers or trade secrets). This shall not preclude the Employee from the use or disclosure of information known generally to the public or from making disclosures required by law or court order.

     f. Applicable Law. This Agreement will be construed under and governed by the laws of the State of California without regard or reference to the rules of conflicts of law that would require the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CALIFORNIA MICROWAVE, INC.



--------------------------------              ----------------------------------
Frederick D. Lawrence                         Donna Birks
Chairman and Chief Executive Officer          Executive Vice President and Chief
                                              Financial Officer